SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2016

Precious Investments, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-119848	90-0338080
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1101 - 21 Dundas Square Toronto Ontario, Canada	M5B 1B7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 416-878-3377

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.03 Material Modification of Rights of Security Holders

On September 12, 2016, pursuant to Article III of our Articles of Incorporation, our Board of Directors voted to designate a class of preferred stock entitled Series B Preferred Stock, consisting of up to nine million seven hundred and fifty thousand (9,750,000) shares, par value $0.001. Under the Certificate of Designation, holders of Series B Preferred Stock will shall be entitled to distributions made on a liquidation of the company on a pari passu basis with the holders our common stock and Series A Preferred Stock at a stated value of $1.00 per share. The holders are also entitled to vote together with the holders of our common stock and Series A Preferred Stock on all matters submitted to shareholders at a rate of one (1) vote for each share held. The holders are further entitled to convert each share of their Series B Preferred Stock into shares of common stock at a conversion rate of the closing price of our common stock one day following the demand for conversion, provided that there shall be a floor price of $1.00 per share and a ceiling price of $2.00 per share.

The rights of the holders of Series B Preferred Stock are defined in the relevant Certificate of Designation filed with the Nevada Secretary of State on September 12, 2016, attached hereto as Exhibit 3.1, and is incorporated by reference herein.

Section 5 - Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws

The disclosures set forth in Item 3.03 are incorporated by reference into this Item 5.03.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Precious Investments, Inc.

/s/ Kashif Khan

Kashif Khan

Chief Executive Officer

Date: September 19, 2016

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